Exhibit 99.1

Bronco Drilling Company, Inc. Announces First Quarter 2010 Results

OKLAHOMA CITY, May 6, 2010 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/GS:BRNC), announced today financial and operational results for the three months ended March 31, 2010.

Consolidated Results
Revenues for the first quarter of 2010 were $22.5 million compared to $16.2 million for the fourth quarter of 2009 and $50.6 million for the first quarter of 2009.  Net loss for the first quarter of 2010 was $7.4 million compared to a net loss of $6.1 million for the previous quarter and a net loss of $1.7 million for the first quarter of 2009. The Company’s fully diluted earnings per share for the quarter ended March 31, 2010, were a loss of $0.28 based on 26.9 million shares.

Land Drilling
Average marketed land rigs for the first quarter of 2010 was flat from the previous quarter at 37 compared to 45 for the first quarter of 2009.  Revenue days for the quarter increased to 1,428 from 1,049 for the previous quarter and decreased from 2,362 for the first quarter of 2009.  Utilization for the first quarter of 2010 was 43% compared to 31% for the previous quarter and 58% for the first quarter of 2009.  Average daily cash margin for our land drilling fleet for the quarter ended March 31, 2010 was $2,856 compared to $2,186 for the previous quarter and $7,613 for the first quarter of 2009.

About Bronco Drilling

Bronco Drilling Company, Inc., a publicly held company headquartered in Edmond, Oklahoma, is a provider of contract land drilling services and workover services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq Global Select Market under the symbol “BRNC.” For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share par value)

	March 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,668	$9,497
Receivables
Trade and other, net of allowance for doubtful accounts of
$3,840 and $3,576 in 2010 and 2009, respectively	16,078	15,306
Affiliate receivables	2,735	9,620
Unbilled receivables	762	828
Income tax receivable	9,218	3,800
Current deferred income taxes	1,301	1,360
Current maturities of note receivable from affiliate	2,035	2,000
Prepaid expenses	1,087	666

Total current assets	43,884	43,077

PROPERTY AND EQUIPMENT - AT COST
Drilling rigs and related equipment	446,507	440,760
Transportation, office and other equipment	42,013	42,354
	488,520	483,114
Less accumulated depreciation	153,735	145,918
	334,785	337,196

OTHER ASSETS
Note receivable from affiliate, less current maturities	-	517
Investment in Challenger	39,116	39,714
Investment in Bronco MX	22,025	21,407
Debt issue costs and other	3,194	3,672
	64,335	65,310

	$443,004	$445,583

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$7,209	$9,756
Accrued liabilities	7,467	7,952
Current maturities of long-term debt	90	89

Total current liabilities	14,766	17,797

LONG-TERM DEBT, less current maturities and discount	57,017	51,814

WARRANT	2,557	2,829

DEFERRED INCOME TAXES	34,590	32,872

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000
shares authorized; 27,026 and 26,713 shares
issued and outstanding at March 31, 2010 and December 31, 2009	271	270

Additional paid-in capital	307,707	307,313

Accumulated other comprehensive income	1,365	538

Retained earnings	24,731	32,150
Total stockholders' equity	334,074	340,271

	$443,004	$445,583

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
REVENUES
Contract drilling revenues	$22,498	$47,826
Well service	-	2,779
	22,498	50,605
EXPENSES
Contract drilling	18,419	29,844
Well service	180	2,315
Depreciation and amortization	9,256	12,526
General and administrative	4,735	5,188
Gain on Bronco MX transaction	(1,058)	-
	31,532	49,873

Income (loss) from operations	(9,034)	732

OTHER INCOME (EXPENSE)
Interest expense	(1,456)	(2,299)
Interest income	46	1
Equity in income (loss) of Challenger	(599)	412
Equity in income (loss) of Bronco MX	(209)	-
Other	48	(566)
Change in fair value of warrant	272	-
	(1,898)	(2,452)
Income (loss) before income taxes	(10,932)	(1,720)
Income tax expense (benefit)	(3,513)	(11)

NET LOSS	$(7,419)	$(1,709)

Loss per common share-Basic	$(0.28)	$(0.06)

Loss per common share-Diluted	$(0.28)	$(0.06)

Weighted average number of shares outstanding-Basic	26,850	26,589

Weighted average number of shares outstanding-Diluted	26,850	26,589

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin for our land drilling fleet which is not a financial measure recognized under generally accepted accounting principles, or GAAP.  Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, minus well service revenue, plus well service expense, income tax expense, other expense, general and administrative expense and depreciation, amortization and impairment, and divided by revenue days for the period.  We consider this metric to be an important indicator of the operational strength of our business. A limitation of this metric, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin provides useful information to our investors regarding our performance and overall results of operations. Average daily cash margin is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, it is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This non-GAAP financial measure may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2010	2009	2009
	(Unaudited)
Reconciliation of average daily
cash margin to net loss:
Net loss	$(7,419)	$(1,709)	$(6,058)
Well service revenue	-	(2,779)	-
Well service expense	180	2,315	252
Income tax expense (benefit)	(3,513)	(11)	(3,875)
Other expense	1,898	2,452	(1,568)
General and administrative	4,735	5,188	4,279
Depreciation and amortization	9,256	12,526	9,522
Gain on Bronco MX transaction	(1,058)	-	(259)

Drilling margin	4,079	17,982	2,293

Revenue days	1,428	2,362	1,049

Average daily cash margin	$2,856	$7,613	$2,186

Contact:
Bob Jarvis
Investor Relations
Bronco Drilling Company.
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com